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                                                                     Exhibit 1.1



March 13, 2003

Henry E. Blair
Chairman and CEO
Dyax Corp.
300 Technology Square
Cambridge, MA 02139

Dear Henry:

     This is to confirm the agreement (the "Agreement") between Pacific Growth Equities, Inc. ("PGE") and DYAX Corp. ("the Company") as follows:

1. SERVICES TO BE RENDERED. The Company hereby retains PGE as the Company's exclusive placement agent in connection with the placement (the
    "Placement") by the Company of up to 5,000,000 shares of common stock (the "Shares"). PGE agrees that it will exercise its commercially reasonable efforts to find suitable purchasers of the Shares. Prior to soliciting any investors, PGE shall notify the Company and receive the Company's oral permission to approach such investors (the "Designated Investors"). It is understood that the decision to proceed with, and the final terms of, the Placement will depend on satisfactory results of PGE's due diligence investigation (including reviews of legal, accounting and operational issues) of the Company's continuing business prospects and the prevailing securities market conditions at the time of the Placement. It is anticipated that the Placement process will commence promptly. PGE disclaims any agreement, expressed or implied, in this Agreement or otherwise, that it will be successful in placing the Shares.

2. OFFERING MATERIALS. The Company will provide to PGE copies of the prospectus dated May 3, 2002 contained in the registration statement on Form S-3 dated April 24, 2002 (Registration No. 333-86904) (the Registration Statement") and, when available, copies of the prospectus supplement issued in connection with the Placement (and any amendments or supplements thereto) which will be provided to potential purchasers of the Shares (the "Offering Materials"). The Company represents that the Offering Materials will not (when read together), as of the final closing date of the Placement (the "Closing Date"), contain any untrue statement of material fact or omit to state any material fact required to be stated therein, or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company agrees to cooperate with PGE in connection with the offering of the Shares, including making appropriate officers or principals of the Company available to PGE for meetings with prospective purchasers of the Shares. The Company and PGE will prepare definitive transaction documents for use in the Placement, including a Common Stock Purchase Agreement, which shall be in form and substance reasonably satisfactory to PGE.

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HENRY E. BLAIR
Page 2


    PGE recognizes and acknowledges that it is not authorized to make any representations and statements to any potential purchaser other than and to the extent that such representations and statements are contained in the Offering Materials or otherwise have been made by the Company to PGE with the intent and expectation that they be made to potential purchasers.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents, warrants and agrees that:

    a. Except for the issuance of stock options and common stock issuable upon exercise of outstanding options and warrants, the Company will not, from the date of this letter until the final closing of the Placement or the termination of this Agreement before such a closing, offer to sell, solicit offers to purchase, or sell any securities of the Company without PGE's written consent;

    b. The issuance of all of the Shares has been registered on the Registration Statement and, as of the Closing Date, the Shares will be listed on the Nasdaq National Market. In connection with the transactions contemplated by this Agreement, the Company will make any and all required filings under any and all applicable federal and state securities laws;

    c. The Company has all requisite corporate power and authority to execute and perform this Agreement. All corporate action necessary for the authorization, execution, delivery and performance of this Agreement has been taken. This Agreement constitutes a valid and binding obligation of the Company; and

    d. The execution and performance of this Agreement by the Company and the offer and sale of the Shares in the Placement will not violate any provision of the articles of incorporation or bylaws of the Company or any agreement or other instrument to which the Company is a party or by which it is bound. Any necessary approvals, governmental and private, will be obtained by the Company prior to the closing.

4.  EXPIRATION OF ENGAGEMENT. The engagement of PGE as placement agent under
    Section 1 shall expire on the Closing Date. The expiration of such engagement shall not affect the other provisions of this Agreement, all of which shall remain in effect.

5. PLACEMENT AGENT FEES. In consideration for the services rendered by PGE hereunder, the Company agrees to pay PGE on the Closing Date, a COMMISSION of 6.62% of the gross proceeds to the Company on all sales of Shares made in the Placement, other than sales of Shares to Loeb Partners. The Company and PGE agree that no commission will be paid on sales of Shares to Loeb Partners. In addition, the Company agrees to reimburse PGE for all reasonable out-of-pocket expenses incurred by PGE in connection with the Placement including the reasonable fees and expenses of PGE's counsel, up to a maximum of $10,000.


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HENRY E. BLAIR
Page 3

6. TRANSACTION EXPENSES. Except as provided in Section 5 hereto, the Company agrees to bear all of the expenses associated with the transactions contemplated by this Agreement, including, without limitation, all printing and mailing costs, all blue sky fees and costs (if any) and the fees and costs of Company's counsel.

7. OBLIGATIONS LIMITED. PGE shall be under no obligation hereunder to make an independent appraisal of assets or investigation or inquiry as to any information regarding, or any representations of, the Company and shall have no liability hereunder in regard thereto.

8. INDEMNIFICATION. The Company agrees to indemnify and hold harmless PGE, its members, affiliates, agents, servants and employees and each person, if any, who controls PGE within the meaning of section 20(a) of the SECURITIES Exchange Act of 1934 (the "Exchange Act"), against any and all loss, liability, claim, damage and expenses reasonably incurred by each or any of them in investigations, preparing to defend or defending against any such action, proceeding or claim (whether commenced or threatened) or in connection with any investigation or inquiry (i) arising out of, related to or based upon any untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact required to be stated or necessary to make not misleading any statements contained in the Offering Materials or the Common Stock Purchase Agreement and/or (ii) otherwise arising out of, related to or based upon any acts or omissions of the Company, its directors, officers, employees, affiliates and/or agents (other than PGE) in connection with the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the Company will not be liable under this
    Section 8(a) to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Offering Materials in reliance upon and in conformity with written information furnished to the Company by PGE specifically for use therein. This indemnity shall be in addition to any liability the Company may have to PGE otherwise. The Company agrees promptly to notify PGE of the commencement of any litigation or proceedings against the Company or any of its officers, director, employees, affiliates and/or agents in connection with the Placement of the Shares or in connection with the Offering Materials.

    If any action, claim or investigation (collectively, a "Claim") is brought against an indemnified party, then such party promptly shall notify the indemnifying party in writing of such action. Failure by such person to so notify the indemnifying party shall not relieve the indemnifying party from its obligation to indemnify, except to the extent that such failure to notify results in the forfeiture by the indemnifying party of substantive rights or defenses. If an indemnified party seeks indemnification hereunder with respect to any Claim brought by a third party, the indemnifying party shall be entitled to assume the defense of such Claim, such indemnified party shall have the right to participate in the defense of such Claim and to retain its own counsel but the indemnifying party shall not be liable for any legal fees or expenses subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party shall have failed to employ counsel reasonably satisfactory to such indemnified party in a timely manner or (iii) such indemnified party shall have reasonably determined that representation of such indemnified party by counsel provided by the indemnifying party pursuant to the foregoing would be inappropriate due to actual or potential conflicting interests between


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HENRY E. BLAIR
Page 4


    the indemnifying party and such indemnified party, including without limitation in the event the indemnified party shall have reasonably determined that there are legal defenses available to the indemnified party which are different from or additional to those available to the indemnifying party. The indemnifying party shall not be liable for any settlement or any Claim effected without its written consent (which consent shall not be unreasonably withheld or delayed).

9. ENTIRE AGREEMENT AND GOVERNING LAW. This Agreement sets forth the entire understanding of the parties and supersedes any prior communications, understanding and agreements BETWEEN the parties. This Agreement cannot be changed, nor can any of its provisions be waived, except by writing signed by all parties. This Agreement shall be governed by the laws of the State of California without regard to its conflict of laws provisions.

10. TERMINATION. This Agreement may be terminated by either party at any time prior to the Closing Date of the Placement upon written notice to the other party.

11. SURVIVAL. The provisions of Sections 5 (including the Company's obligation to reimburse PGE for its out-of-pocket expenses) and 8 hereof shall survive any termination of this Agreement; provided that the Company's obligation to pay fees to PGE pursuant to Section 5 shall not survive any termination of this Agreement prior to the Closing Date of the Placement by PGE other than due to the Company's breach of any term of this Agreement or the Company's failure to satisfy a condition to closing.

12. NOTICES. Any notice, consent or other communication given pursuant to this Agreement shall be in writing and shall be effective when (i) delivered personally, (ii) sent by telex or telecopier (with RECEIPT confirmed), provided that a copy is mailed registered mail, return receipt requested, or
    (iii) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addressee set forth below:


            If to PGE:  Pacific Growth Equities, Inc.
                        Four Maritime Plaza
                        San Francisco, CA 94111
                        Attn: George J. Milstein

    If to the Company:  Henry E. Blair
                        Chairman & CEO
                        300 Technology Square
                        Cambridge, MA 02139


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HENRY E. BLAIR
Page 5


         If the foregoing correctly sets forth your understanding, please so indicate by signing and returning to us the enclosed copy of this letter.

Sincerely,

PACIFIC GROWTH EQUITIES, INC.

  By: /s/ George J. Milstein                  Date: March 13, 2003
     ------------------------------------          -----------------------------
     George J. Milstein
     Senior Managing Director


Confirmed and Agreed to:




COMPANY


  By: /s/ Henry E. Blair                      Date: March 13, 2003
     ------------------------------------          -----------------------------
     Henry E. Blair
     Chairman & Chief Executive Officer